Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
ANNOUNCES THAT ROBERT GIARDINA HAS REPLACED
ALEXANDER ALIMANESTIANU AS PRESIDENT AND CEO.
NEW YORK—(BUSINESS WIRE)—March 17, 2010—Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB) today announced that effective March 16, 2010 Robert Giardina has been elected by the Board of Directors to replace Alexander Alimanestianu as President and Chief Executive Officer of the Company. Mr. Alimanestianu will continue to serve as a member of the Board of Directors. In addition, on March 16, 2010, the Board of Directors elected Thomas Galligan to succeed Jason Fish as the Chairman of the Board of Directors.
Robert Giardina, 52, previously served as Chief Executive Officer of the Company from January 2002 through October 2007. Mr. Giardina originally joined TSI in 1981 and served as President and Chief Operating Officer from 1992 to 2001.
Mr. Galligan commented “We are very pleased to welcome Robert back to TSI. Robert is a highly talented individual, with strong strategic skills and leadership capabilities. His deep understanding of our business makes him uniquely qualified to lead the Company. Given Robert’s long history with the Company, I am confident that this will be a smooth transition.”
Mr. Giardina commented: “I am excited to rejoin TSI and look forward to helping the Company fortify its position as a premier operator of fitness clubs.”
Mr. Galligan also said “We appreciate the many contributions that Alex has made to advance the business during his 20 year tenure and we wish him the best of luck.”
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 161 fitness clubs as of December 31, 2009, comprising 109 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 486,000 members. For more information on TSI, visit http://www.mysportsclubs.com. Forward-Looking Statements:
This press release contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations and statements about looking ahead or carrying out a vision, are forward-looking statements. These statements are subject to risks, uncertainties, and other factors, including, among others, risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and

Exchange Commission, including our Annual Report on Form 10-K (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
CONTACT: Town Sports International Holdings, Inc., New York
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com